UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

GUITAR CENTER, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies:

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_____________________________________________________________________________

On June 27, 2007, Marty Albertson, the Chairman and Chief Executive Officer of Guitar Center, Inc. (the “Company”), distributed the following letter to employees of the Company:

June 27, 2007

TO: All GTRC Employees
RE: Bain Capital Purchase of GTRC

I have some very exciting news to share with the entire Guitar Center family.

We have agreed to be acquired by Bain Capital, which will change Guitar Center from a public to a private company. We’re delighted to be partnering with Bain Capital, one of the world’s leading private investment companies. They have especially strong expertise in Retail, having conducted similar transactions with major retailers such as Toys ‘R Us, Michaels, and The Sports Authority.

Bain Capital will acquire all outstanding shares of Guitar Center at approximately $63.00 per share, which represents a 26% premium to our closing price yesterday. The GTRC Board, acting on recommendations of a Special Committee of independent directors, has approved the transaction, and will seek stockholder approval for the deal. We are hoping to close the deal during the fourth quarter of 2007.

We are the premier musical instruments retailer with the most recognized retail and eCommerce brands in our industry. Bain’s purchase delivers outstanding value for GTRC stockholders, and is a strong validation of what our organizations have accomplished over the years as well as our future growth prospects.

We don’t anticipate changes to our business strategies and plans. I will remain Chairman and CEO, and we plan for all executive management to remain in their current positions. We are committed to maintaining our unique GC culture.

This acquisition is a strong testament to the efforts and talent of all of our associates. I would like to personally thank you for your contributions - past, present, and future - to help make Guitar Center the world’s best musical instrument retailer.

Marty

Forward-Looking Statements

This schedule includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, future performance, financing for the transaction and the completion of the transaction. These statements are based on the current expectations of management of Guitar Center, Inc. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, among other things, (1) Guitar Center, Inc. may be unable to obtain shareholder approval required for the transaction; (2) Guitar Center, Inc. may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Guitar Center, Inc. or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the transaction may involve unexpected costs, unexpected liabilities or unexpected delays; (5) the businesses of Guitar Center, Inc. may suffer as a result of uncertainty surrounding the transaction; (6) the financing required for Bain Capital to complete the transaction may be delayed or may not be available and (7) Guitar Center, Inc. may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Guitar Center, Inc. are set forth in its filings with the Securities and Exchange Commission, which are available at http://www.sec.gov . Unless required by law, Guitar Center, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information Regarding the Merger will be Filed with the SEC:

In connection with the proposed merger, the Company will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The Company’s stockholders are urged to read the proxy statement and other relevant materials carefully when they become available because they will contain important information about the Merger and the Company. Stockholders may obtain a free copy of the proxy statement (when it becomes available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when they become available) by directing a request by mail or telephone to Investor Relations, Guitar Center, 5795 Lindero Canyon Road, Westlake Village, California 91362, telephone 1-818-735-8800 or from the Company’s website, www.guitarcenter.com.

The Company and its directors, executive officers, and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation, which may be different from those of the Company’s stockholders generally, is set for the in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and also will be set forth in the proxy statement relating to the merger when it becomes available.